UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2021

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio	44406-0555
(Address of principal executive offices)	(Zip Code)

(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	FMNB	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Farmers National Banc Corp. (the “Company”) filed on June 21, 2021 (the “Original Filing”) solely to update the reference to the Company’s Separation Policy in the fourth paragraph of Item 5.02 of the Original Filing. The Separation Policy was amended and restated by the Company on June 22, 2021. Except as expressly set forth herein, this Amendment does not amend, modify or update the disclosures contained in the Original Filing. Item 5.02 of the Original Filing is repeated below in its entirety for the purpose of clarity.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2021, Farmers National Banc Corp. (the “Company”), issued a press release announcing Carl D. Culp’s decision to retire effective August 15, 2021 as Senior Executive Vice President, Secretary and Treasurer of the Company and Senior Executive Vice President, Cashier and Chief Financial Officer of The Farmers National Bank of Canfield, the national banking subsidiary of the Company (the “Bank”).

On June 21, 2021, the Company also announced the appointment of Troy Adair as Executive Vice President of Finance of the Bank effective June 21, 2021. The Company announced that Mr. Adair will assume the role of Executive Vice President and Chief Financial Officer of the Bank in August 2021 upon Mr. Culp’s retirement.

Mr. Adair, age 55, most recently served as Senior Vice President, Treasurer and Assistant Secretary of Premier Bank (“Premier”) from February 2020 through June 2021. In February 2016 through January 2020, Mr. Adair served as Vice President and Treasurer at Home Savings Bank (“Home Savings”) until Home Savings merged with Premier in connection with Premier Financial Corp.’s (the holding company of Premier) merger with United Community Financial Corp. (the holding company of Home Savings). During February 2002 through January 2016, Mr. Adair served as the Director of Risk Management–Accounting at Home Savings. Mr. Adair’s responsibilities during his 19-year tenure at Premier and Home Savings included management and oversight of the investment portfolio and mortgage banking operations and responsibility for the investor relations function and stock repurchase program.

Mr. Adair’s base salary initially will be $240,000.00, subject to annual review, and he will be eligible to participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs available to the Company’s employees. Mr. Adair will be eligible to participate in the Company’s annual incentive program at a target benefit of 35% of his annual base salary on a pro-rated basis for the 2021 calendar year. Mr. Adair will also be eligible to participate in the Company’s long-term incentive program at a target award value of 40% of his annual base salary. Mr. Adair is also eligible to participate in the Company’s Third Amended and Restated Executive Separation Policy (“Separation Policy”) which provides separation benefits under certain events of termination. The Separation Policy is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2021. Mr. Adair will also receive within 30 days of commencement of employment an award under the Company’s 2017 Equity Incentive Plan of 5,000 shares of restricted stock subject to vesting on the second anniversary of the award. The foregoing summary is not complete and is qualified in its entirety by reference to the full and complete terms of the Restricted Stock Award Agreement, a copy of which is attached as Exhibit 10.1 to the Original Report and is incorporated therein by reference.

The Company has also entered into a Change in Control Agreement with Mr. Adair under terms and conditions substantively consistent with agreements entered into with other executive officers, including separation benefits under certain events of termination in connection with a change in control of the Company. The foregoing summary is not complete and is qualified in its entirety by reference to the full and complete terms of the Change in Control Agreement, a copy of which is attached as Exhibit 10.2 to the Original Report and is incorporated therein by reference.

Also on June 21, 2021, the Company announced that Joseph Sabat was promoted to Vice President and Chief Accounting Officer of the Bank effective immediately. Mr. Sabat previously served as Vice President and Controller of the Bank and no other changes to Mr. Sabat’s responsibilities beyond his role as Chief Accounting Officer were made in connection with his promotion.

The full text of the Company’s press release announcing the foregoing retirement of Mr. Culp, appointment of Mr. Adair and promotion of Mr. Sabat is attached as Exhibit 99.1 to the Original Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick
President and Chief Executive Officer

Date: June 25, 2021